Exhibit 99.1

NEWS RELEASE

8229 Boone Boulevard, Suite 802 Vienna, VA 22182. USA Telephone (703) 506-9460 www.cel-sci.com	COMPANY CONTACT: Gavin de Windt CEL-SCI Corporation (703) 506-9460

CEL-SCI ANNOUNCES ADJUSTMENT TO WARRANT EXERCISE PRICE

Vienna, VA, April 3, 2018 – CEL-SCI Corporation (NYSE American: CVM) announced today that the outstanding Series S warrants (CUSIP number 150837177) that are publicly traded under the symbol “CVM WS” on the NYSE American have been repriced to $1.75 per share of common stock until June 11, 2018. After this date, the exercise price will revert back to $31.25 per share of common stock. Twenty-five (25) warrants are required to purchase one share of common stock. The warrants expire on October 11, 2018.

About CEL-SCI Corporation

CEL-SCI is a Phase 3 cancer immunotherapy company. When it comes to cancer immunotherapy, CEL-SCI believes it is most logical to boost the patient’s immune system while it is still intact in order to have the greatest possible impact on survival. Therefore, CEL-SCI treats patients who are newly diagnosed with head and neck cancer with its lead investigational immunotherapy Multikine* (Leukocyte Interleukin, Injection), BEFORE they have received surgery, radiation and/or chemotherapy, at a time when the immune system should be at its strongest. This approach is unique. Most other cancer immunotherapies are used only after conventional therapies have been tried and/or failed. Head and neck cancer represents about 6% of all cancers. Multikine has received Orphan Drug designation from the FDA for the treatment of head and neck cancer patients with advanced squamous cell carcinoma.

The Company’s LEAPS technology is being developed as a potential therapeutic vaccine for rheumatoid arthritis and is supported by a grant from the National Institute of Arthritis and Musculoskeletal and Skin Diseases of the National Institutes of Health. The Company has operations in Vienna, Virginia, and in/near Baltimore, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI’s filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K for the year ended September 30, 2017. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use. Moreover, no definitive conclusions can be drawn from the early-phase, clinical-trials data involving the investigational therapy Multikine. Further research is required, and early-phase clinical trial results must be confirmed in the Phase 3 clinical trial of this investigational therapy that is in progress.